Exhibit 99.1

MAP Pharmaceuticals Reports Third Quarter of 2010 Financial Results

MOUNTAIN VIEW, Calif., November 5, 2010 /PRNewswire-FirstCall/ —MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced financial results for the third quarter ended September 30, 2010.

Net loss for the quarter ended September 30, 2010 was $14.2 million, compared to net income of $19.3 million during the same period in 2009. Net loss for the first nine months of 2010 was $40.7 million, compared to net income of $4.4 million for the first nine months of 2009. Net income for the quarter and nine months ended September 30, 2009 was the result of the acceleration of remaining unamortized deferred revenue in the third quarter of 2009.

MAP Pharmaceuticals had cash and cash equivalents of $41.8 million as of September 30, 2010, compared to $65.8 million as of December 31, 2009.  The September 30, 2010 cash balance does not reflect net proceeds of approximately $47.1 million resulting from an equity offering completed in October 2010.

“Over the past several months we have completed enrollment in all remaining trials required to support our anticipated first half of 2011 NDA submission for LEVADEX™, reported pharmacokinetic data in smokers,  additional data from our open-label Phase 3 FREEDOM-301 safety extension trial and data from our pharmacodynamics trial which showed that administering LEVADEX through the lung has no effect on pulmonary artery pressure compared to placebo,” said Timothy S. Nelson, president and chief executive officer of MAP Pharmaceuticals. “We also strengthened our balance sheet by bringing in gross proceeds of approximately $50 million with a successful equity financing.”

Third Quarter and Nine Month Financial Results

Revenues for the quarter and nine months ended September 30, 2010 were $0.0, compared to $35.3 million and $51.4 million, respectively, for the same periods in 2009. Revenues for the quarter and nine months ended September 30, 2009 were due to amortization of an upfront payment and reimbursements for development expenses related to Unit Dose Budesonide (UDB), pursuant to MAP Pharmaceuticals’ previous license agreement with AstraZeneca.

Research and development (R&D) expenses for the quarter and nine months ended September 30, 2010 were $10.0 million and $28.0 million, respectively, compared to $11.9 million and $35.6 million, respectively, for the same periods in 2009. For the three months ended September 30, 2010 compared to the same period in 2009, the decrease in R&D expenses was due primarily to a decrease in clinical and other project expenses to support the UDB Phase 3 clinical program, suspended in 2009, partially offset by an increase in clinical and other project expenses to support the LEVADEX Phase 3 clinical program. For the nine months ended September 30, 2010 compared to the same period in 2009, the decrease in R&D expenses was due primarily to a decrease in clinical and other project expenses to support the UDB Phase 3 clinical program and a decrease in clinical and other project expenses to support the LEVADEX Phase 3 clinical program, partially offset by an increase in personnel related expenses, including stock-based compensation.

Sales, general and administrative (SG&A) expenses for the quarter and nine months ended September 30, 2010 were $3.9 million and $11.7 million, respectively, compared to $3.6 million and $9.8 million, respectively, for the same periods in 2009. For the three months ended September 30, 2010 compared to the same period in 2009, the increase in SG&A expenses was due primarily to an increase in personnel related expenses, including stock-based compensation, partially offset by a decrease in professional services. For the nine months ended September 30, 2010 compared to the same period in 2009, the increase in SG&A expenses was due primarily to an increase in personnel related expenses, including stock-based compensation, an increase in other expenses and an increase in professional services and LEVADEX related marketing activities.

For the quarter and nine months ended September 30, 2010, non-cash stock-based compensation and depreciation were approximately $2.0 million and $5.7 million, respectively.

About MAP Pharmaceuticals

MAP Pharmaceuticals is an emerging biopharmaceutical company focused on developing and commercializing new therapies to address undermet patient needs in neurology. The Company is developing LEVADEX orally inhaled therapy for the potential treatment of migraine and has reported positive results from the efficacy portion of its Phase 3 trial of LEVADEX. In addition, MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals' LEVADEX product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the Company's business, including, without limitation, risks and uncertainties relating to the conduct and completion of clinical trials, and relating to the preparation and filing of a New Drug Application and the regulatory process to have the Company's LEVADEX product candidate approved for commercial use. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals' results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, available at http://edgar.sec.gov.

CONTACT: Christopher Y. Chai, Chief Financial Officer of MAP Pharmaceuticals, Inc., (650) 386-3107; or media, Nicole Foderaro of WCG, (415) 946-1058, nfoderaro@wcgworld.com.

MAP PHARMACEUTICALS, INC.
(a development stage enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$41,816	$65,776
Other current assets	464	620

Total current assets	42,280	66,396
Property and equipment, net	4,903	4,164
Other assets	455	126
Restricted cash	310	310

Total assets	$47,948	$70,996

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$11,184	$14,484
Current portion of debt	7,845	7,283

Total current liabilities	19,029	21,767
Debt, less current portion	1,580	7,337
Other liabilities	123	90

Total liabilities	20,732	29,194

Total stockholders’ equity	27,216	41,802

Total liabilities and stockholders’ equity	$47,948	$70,996

MAP PHARMACEUTICALS, INC.
(a development stage enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Collaboration revenue	$-	$35,273	$-	$51,402

Operating expenses:
Research and development	10,009	11,912	28,037	35,615
Sales, general and administrative	3,921	3,597	11,712	9,842

Total operating expenses	13,930	15,509	39,749	45,457

Income (loss) from operations	(13,930)	19,764	(39,749)	5,945

Other expense, net	(248)	(505)	(976)	(1,575)

Net income (loss)	$(14,178)	$19,259	$(40,725)	$4,370

Net income (loss) per share

Basic	$(0.53)	$0.84	$(1.55)	$0.20

Diluted	$(0.53)	$0.80	$(1.55)	$0.19

Weighted average common shares used in computing net income (loss) per share

Basic	26,629,481	22,860,897	26,323,425	21,389,679

Diluted	26,629,481	24,054,236	26,323,425	22,505,625